Exhibit 10.2

100 Carillon Parkway, St. Petersburg, FL 33716

Phone: 866-400-FADV Fax: 727-214-0080

FIRST ADVANTAGE ENTERPRISE SCREENING CORPORATION

MASTER AGREEMENT

This Master Agreement (“Agreement”) is entered into as of January 11, 2008 (the “Effective Date”) by and between First Advantage Enterprise Screening Corporation, a Delaware Corporation (“Service Provider) and The First American Corporation, a California corporation (“Client”).

WITNESSETH:

WHEREAS, Client desires to purchase from Service Provider, and Service Provider desires to provide to Client, certain services as provided in Section 1 below; and,

NOW, THEREFORE, Client and Service Provider agree as follows:

1.	Designation of Services.

(a)	Form of Service Addendum

All services provided to Client by Service Provider pursuant to this Master Agreement will be provided in accordance with, and will be governed by, this Master Agreement and the Service Addendum or Service Addendums designated pursuant to Section 1(b), which shall include:

(i)	The effective date of the Service Addendum and, if applicable, the term or period of time during which Service Provider will provide services or resources to Client pursuant to the Service Addendum.

(ii)	The description of the services or resources to be provided by Service Provider to Client.

(b)	Election of Services. Client elects to designate and Service Provider shall provide the following services as provided in the attached addendums (individually and collectively, “Service Addendum”):

☐	Background Screening	☐	Assessment Testing

☐	Occupational Health (Drug) Screening	☐	Tax Consulting Services

☐	Driving Records	☐	Biometrics (Fingerprinting) Services

☐	Employee Assistance Program	☒	Recruiting Solutions (Indicate below)

☐	Due Diligence		☒ Job board management

☐	Vendor Check		☒ Recruitment process outsourcing

☒	Applicant Tracking		☐ Interactive recruitment advertising

☐	Hiring Management Services		☐ Job distribution technology

☐	Investigative Services	☐	Other (Driver Qualification etc)

Service Provider and Client may agree upon products and services in addition to those set forth above and shall execute a Service Addendum which shall incorporate by reference the terms and conditions of this Agreement.

2.	Term. Except as set forth herein, this Master Agreement will become effective on the Effective Date and will continue in full force and effect until the expiration of all Service Addendums. The term of each Service Addendum set forth above will commence on the Effective Date and will terminate on the later to occur of three (3) years from effective date or such later date, if any, specified in the applicable Service Addendum (with respect to each Service Addendum, and as the same may be extended pursuant to the sentence immediately following, the “Termination Date”). Each Service Addendum shall automatically renew upon the occurrence of the Termination Date, unless either party upon not less than 60 days written notice to the other party, indicates its intention not to renew such Service Addendum. Notwithstanding the termination of a Service Addendum the terms and conditions of this Master Agreement will remain in full force and effect. In the event this Master

Confidential and Proprietary property of

First Advantage Enterprise Screening Corporation

3.	Fees and Payment. Unless otherwise set forth in Service Addendum, Client shall make payment to Service Provider such amounts as set forth in the applicable Service Addendum.

(a)	Service Provider will send Client a monthly invoices for services rendered to Client during the preceding calendar month. Client shall make payment within thirty (30) days of the date of invoice. Amounts not paid after forty-five (45) days when due shall accrue interest at a rate of 15% per annum, provided however, that Client’s total liability for interest pursuant to this Section 3 shall not exceed the limits imposed by applicable law. Any interest paid in excess of those limits shall be refunded to Client by application of the amount of excess interest paid against any amounts outstanding in such invoice as Service Provider may require. If the amount of excess interest paid against any amounts outstanding, the portion exceeding those amounts shall be refunded in cash to Client.

(b)	Fees for services rendered pursuant to the applicable Service Addendum (“Services Fees”) are subject to change upon the anniversary date of Master Agreement and upon the anniversary of any renewal term so long as Service Provider provides at least 30 days notice of pricing change.

(c)	Client shall be liable for and pay to Service Provider all costs of collection, including without limitation attorneys’ fees and court costs.

(d)	Service Provider shall have the right to terminate this Master Agreement and all Service Addendums’ Immediately upon (i) Client’s failure to pay all amounts due and payable pursuant to this Master Agreement and any Service Addendum within 5 days after Client’s receipt of notice of the nonpayment thereof, or (ii) Client’s failure to timely pay amounts due and payable pursuant to this Master Agreement and/or any Service Addendum for 3 successive calendar months or for 5 months during any 12 month period as the case may be.

4.	Conflicts. In the event of a conflict between the provisions of a Service Addendum and this Master Agreement, the provisions of this Master Agreement will control; provided, however, that the provisions of this Master Agreement will be so construed to give effect to the applicable provisions of the Service Addendum to the fullest extent possible.

5.	DISCLAIMER OF WARRANTIES. ALL SERVICES ARE PROVIDED “AS IS,” EXCEPT AS EXPRESSLY PROVIDED IN AN APPLICABLE SERVICE ADDENDUM, SERVICE PROVIDER AND ITS AFFILIATES MAKE NO AND DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS WITH RESPECT TO THE SERVICES, PROVIDED PURSUANT TO THIS MASTER AGREEMENT AND THE SERVICE ADDENDUMS, WHETHER SUCH WARRANTIES AND REPRESENTATIONS ARE EXPRESS OR IMPLIED IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAINED IN OR DERIVED FROM THIS MASTER AGREEMENT, ANY SERVICE ADDENDUM, ANY OTHER DOCUMENTS REFERENCED IN THIS MASTER AGREEMENT OR ANY SERVICE ADDENDUM, OR ANY OTHER MATERIALS OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM THE COURSE OF DEALING OR A COURSE OF PERFORMANCE WITH RESPECT TO THE ACCURACY, VALIDITY, OR COMPLETENESS OF ANY SERVICE OR REPORT, INCLUDING BUT NOT LIMITED TO CONSUMER REPORTS (AS THAT TERM IS DEFINED IN THE FAIR CREDIT REPORTING ACT). FURTHERMORE, SERVICE PROVIDER AND ITS AFFILIATES EXPRESSLY DISCLAIM THAT THE SERVICES , WILL MEET CLIENTS NEEDS, OR THAT SERVICES WILL BE PROVIDED ON AN UNINTERRUPTED BASIS, AND SERVICE PROVIDER AND ITS AFFILIATES EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES.

6.

Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN AN APPLICABLE SERVICE ADDENDUM, SERVICE PROVIDER AND ITS AFFILIATES SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL CONTINGENT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF DATA, WHETHER INCURRED AS A RESULT OF NEGLIGENCE OR OTHERWISE, IRRESPECTIVE OF WHETHER SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF THE INCURRENCE BY CLIENT OF ANY SUCH DAMAGES. SERVICE PROVIDER’S LIABILITY DAMAGES INCURRED IN CONNECTION WITH SERVICES PROVIDED PURSUANT TO THIS MASTER AGREEMENT OR ANY SERVICE ADDENDUM, INCLUDING AS A RESULT OF ANY NEGLIGENCE

Confidential and Proprietary property of

First Advantage Enterprise Screening Corporation

ON THE PART OF THE SERVICE PROVIDER OR ITS AFFILIATES, SHALL NOT EXCEED THREE TIMES THE AMOUNT PAID BY CLIENT TO SERVICE PROVIDER WITHIN THE PRECEEDING 12 MONTH PERIOD FOR THE PARTICULAR SERVICE GIVING RISE TO SUCH DAMAGES. FURTHER, SERVICE PROVIDER WILL HAVE NO LIABILITY FOR ANY CAUSE OF ACTION AGAINST SERVICE PROVIDER WHICH BECAME KNOWN TO CLIENT, OR SHOULD HAVE BEEN KNOWN BY CLIENT WITH REASONABLE INVESTIGATION, WITHIN TWO YEARS FROM THE EXPIRATION OR TERMINATION OF THIS MASTER AGREEMENT OR APPLICABLE SERVICE ADDENDUM BUT CLIENT FAILED TO PROVIDE ACTUAL NOTICE TO SERVICE PROVIDER WITHIN SUCH TWO YEAR PERIOD AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT OR THE APPLICABLE SERVICE ADDENDUM.

7.	Early Termination. Either party may terminate or suspend, upon reasonable notice, this Master Agreement and/or any and all Service Addendums or a party’s right to receive any or all services under this Master Agreement and/or any Service Addendum if Client fails to comply with the terms and conditions of this Master Agreement and/or Service Addendum. Either party may terminate or immediately suspend this Master Agreement and/or any and all Service Addendum or a party’s right to receive any or all services under this Master Agreement and/or any Service Addendum if a party fails to comply with any law applicable to the services provided to Client pursuant to this Master Agreement and/or any and all Service Addendums. This Master Agreement and all Service Addendums shall automatically terminate and be of no further force and effect if either party flies any voluntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, consents to or applies for appointment of a trustee, receiver, custodian or similar official for itself or all or substantially all of its assets, makes any assignment for the benefit of creditors or other arrangement or composition under any laws for the benefit of insolvent, adopts a resolution for discontinuance of its business or If an order for relief is entered against a party under any bankruptcy, reorganization or insolvency law or any jurisdiction or any case, proceeding or other action seeking such order remains undismissed for 30 days after its filing.

8.	Force Maleure. If any party fails to perform its obligations because of acts of God, inability to obtain labor or materials (including necessary data) or reasonable substitutes for labor or materials (including necessary data), governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile government action, civil commotion, telecommunications failure (including, without limitation, Internet failures), fires or other casualty or causes beyond the reasonable control of the party obligated to perform, then that party’s performance shall be excused provided that such party notifies the other party as soon as practicable of the existence of such condition and uses its best efforts to resume performance in an expeditious manner. If the failure to perform is continuous for over 60 days, the other party may terminate the Agreement upon written notice, without liability.

9.	Notices. Any notices other communication required or permitted under this Master Agreement or any Service Addendum shall be sufficiently given if delivered in person or sent by facsimile, by overnight courier of national reputation or by registered or certified mail, postage prepaid, and addressed to the recipient party as follows:

If to Client:

The First American Corporation First American Way Santa Ana, CA 92707 ATTN:

If to First Advantage Enterprise Screening Corporation:

100 Carillon Parkway St. Petersburg, FL 33716 Attn: President

with a copy to:	First Advantage Corporation 100 Carillon Parkway St. Petersburg, FL 33716 Attn: Legal Department

Confidential and Proprietary property of

First Advantage Enterprise Screening Corporation

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall, if properly addressed be deemed to have been given as of the date delivered in person or sent by facsimile, one day after deposition with an overnight courier or 4 business days after deposition into the US mail.

10.	Audit. Either party, or its designee, may upon reasonable prior written notice and during Client’s regular business hours, audit the books and records of other party for the purpose of verifying compliance with this Master Agreement and/or any Service Addendum, once per year unless otherwise required by law.

11.	Waiver; Amendment. No change, waiver or discharge of this Master Agreement or any Service Addendum will be valid unless in writing and executed by the party against whom such change, waiver or discharge is sought to be enforced. A waiver by either of the parties of any provision or breach shall not be a waiver of a preceding or subsequent breach of the same or any other provision nor shall it be a waiver of any other provisions or breach. This Master Agreement and each Service Addendum may not be amended orally but may only be amended in writing signed by both parties.

12.	Governing Law. The interpretation and construction of this master agreement and each service addendum, and all matters relating hereto and thereto, shall be governed by the laws of the state of Florida applicable to agreements executed and to be performed solely within such state exclusive of conflicts of laws principles.

13.	Severability. If any provision of this Master Agreement or any Service Addendum is held to be unenforceable, the remaining provisions shall be unaffected. Each provision of this Master Agreement and each Service Addendum, which provides for a limitation of liability, disclaimer of warranties, or exclusion of remedies is severable from and independent of any other provision.

14.	Relationship of Parties. Service Provider is acting only as an independent contractor. Neither party shall act nor represent itself, directly or by implication, as an agent of the other. Each party shall be responsible for the direction and control of its employees, subcontractors, and/or consultants and nothing under this Master Agreement or Service Addendum shall create any relationship between the employees, subcontractors and/or consultants of Service Provider and Client respectively.

15.

No Third Party Beneficiaries. Except as set-forth in this Section 16, this Master Agreement and each Service Addendum are for the benefit of the parties hereto and thereto and are not intended to confer any rights or benefits on any third party, including any employee, shareholder or client of either party hereto, and that no other person or entity shall have or acquire any right by virtue of this Master Agreement or any Service Addendum. The foregoing notwithstanding, the affiliates of Service Provider are hereby expressly made third party beneficiaries of Sections 5 and 6 of this Master Agreement.

16.

Binding Nature and Assignment. Neither party may: assign or transfer this Master Agreement or any rights or obligations under this Master Agreement or any Service Addendum without the prior written consent of other party, which consent may not be unreasonably, except that either party may assign to its affiliate without the other party’s consent. This Master Agreement and each Service Addendum will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

17.	Preservation of Rights. The exercise of any rights of enforcement or other remedies stated herein shall not preclude, or be deemed a waiver of, any other enforcement rights or remedies available to either Client or Service Provider under law or otherwise, and each of Client or Service Provider expressly reserves its rights in respect of such additional rights and remedies.

18.	Counterparts. This Master Agreement and each Service Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument and may be sufficiently evidenced by one counterpart. Execution of this Master Agreement at different times and places by the parties hereto shall not affect the validity hereof.

Confidential and Proprietary property of

First Advantage Enterprise Screening Corporation

19.	Captions. The captions in this Master Agreement and each Service Addendum are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Master Agreement or any Service Addendum.

20.	Representation of Authority. Client hereby represents and warrants to Service Provider that this Master Agreement and each Service Addendum has been duly executed and delivered by Client and that this Master Agreement and each Service Addendum constitutes a legal, valid and binding obligation of Client, enforceable against Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles; relating to or affecting the right of creditors generally from time to time in effect. Service Provider hereby represents and warrants to Client that this Master Agreement and each Service Addendum has been duly executed and delivered by Service Provider and that this Master Agreement and each Service Addendum constitutes a legal valid and binding obligation of Service Provider, enforceable against Service Provider in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the right of creditors generally from time to time in effect.

21.	Entire Agreement. This Master Agreement, Service Addendums and the exhibits attached hereto and thereto constitute the final, entire, and exclusive agreement between the parties with respect to the subject matter contained herein and therein. There are no representations, warranties, understandings or agreements among the parties with respect to the subject matter contained herein and therein, which are not fully expressed in the Master Services Agreement, Service Addendums and the exhibits attached hereto and thereto. This Master Agreement, the Service Addendums, and the exhibits attached hereto and thereto supersede all prior agreements and understandings between the parties with respect to such subject matter.

22.	Affiliates. Each party shall ensure that each of its affiliates accepts and complies with all of the terms and conditions of this Master Agreement and each Service Addendum as if each such affiliate were a party to this Master Agreement and each Service Addendum.

23.	Facsimile Signature. The parties agree that this Master Agreement, each Service Addendum and all agreements an other documents to be entered into in connection with this Master Agreement and each Service Addendum will be considered executed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

24.	Publicity. The parties agree that they may not use in advertising, publicity, or otherwise, the name of the other party or any of its trademarks, service marks, or other tradenames without the express prior written consent of that party which consent may be withheld or denied in that party’s absolute discretion.

IN WITNESS WHEREOF, Service Provider and Client each have caused this Master Agreement to be signed and delivered by its duly authorized representative.

CLIENT		First Advantage Enterprise Screening Corporation

By:	/s/ Laz Garcia	By:

Name:	Laz Garcia	Name:

Title:	VP Corporate HR	Title:

Date:	1/11/07	Date:

SOFTWARE ASP LICENSE ADDENDUM

THIS SOFTWARE ASP LICENSE ADDENDUM (“Addendum”) is entered into on this 11th day of January, 2008 (“Effective Date”) by and between First Advantage Enterprise Screening Corporation, a Delaware Corporation with a place of business at 129 Middle Street, 3rd Floor, Portland, ME 04101 (“Licensor” or “Depositor” or ”FAESC”) and The First American Corporation, and on behalf of its affiliates, a California corporation, with a principal place of business at 1 First American Way, Santa Ana, ;CA 92707 (“Licensee”).

This Addendum shall be incorporated with the: terms and conditions of the Master Services Agreement between ;the parties entered into on January 11, 2008.

FAESC is the developer of a certain Internet-based job applicant tracking software system known as Hiring Management Systems or “HMS” FAESC licenses the HMS software to corporate users and Licensee seeks to license the HMS software on the terms set forth below. In consideration of the promises bargained for and exchanged below, FAESC and Licensee hereby agree as follows:

1. Licensed Software and Services. FAESC grants Licensee a non-exclusive, non-transferable license to use the HMS Enterprise database software and selected HMS functions and/or applications (the “Software”) and agrees to provide certain related services to Licensee for the stated Term in accordance with the terms and conditions of this Addendum. The Software shall be used only by Licensee’s employees (“Licensed Users”) for its business operations and Licensee shall not provide access or services related to the Software to any other businesses.

1-A. Definitions. The following capitalized terms used in this Addendum shall have the following meanings:

“Business Days” means every calendar day except all Saturdays and Sundays and the following holidays: New Years Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day and the immediately following Friday, Christmas Eve, and Christmas Day.

“Confidential Information” means: all confidential or proprietary information, data, documentation and other materials in electronic, written, oral, magnetic and other media of the Parties, whether or not marked as such, including without limitation, any and all of the Parties Intellectual Property Rights and any data or information regarding (i) the Parties’ business plans and business operations, without limitation, any and all information regarding the Parties’ products, product development, Pre-releases, vendor lists, supplier lists, marketing strategies, financial information, operations, customers, customer lists, sales and internal performance information; ;and (ii) the FAESC Software, any other software of developed by FAESC and the Licensee’s Products, including, without limitation, all related: concepts, designs, documentation, reports, data, specifications, Source Code, object code, flow charts, file record layouts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

“Correction(s)” means a modification, revision or supplement to the Software which makes such Software perform functions it was designed to perform or corrects defects or “bugs” in the FAESC Software.

“Documentation” means the full and complete documentation in any media and form (CD, written hard copy, digital, electronic, etc.) to be used with or related to the Software, including the training, operating, support and other manuals, technical specifications and documents and manuals relating to the installation, implementation, use, maintenance, testing and operation of the Software, together with all revisions, updates and other modifications thereto as FAESC may make from time to time.

“Enhancements and Upgrades” means any Correction, modification, revision, addition or supplement to the Software that improves the manner in which the Software performs existing functions.

“Intellectual Property Right” and “Intellectual Property Rights” means: (a) all copyright rights under all copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treatises and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression; (b) all rights to and under new and useful inventions, all improvements thereof and all know-how related thereto, including all letters of Patent and applications for letters of Patent in the United States and all reissues, extensions, renewals, divisions and continuations (including continuations-in-part) thereof, for the full term thereof; (c) all trade secrets, know-how, trade dress, techniques, concepts, trademarks and service marks; and (d) all of FAESC’s ‘Confidential Information.

“Software” means the machine-executable, binary object code version of the software product described in this Addendum including Enhancements and Upgrades of the FAESC Software made during the Term of this Addendum.

2. License Grant; Ownership; Unauthorized Use; Proprietary Notices.

(a) During the Term, Licensor grants to Licensee and Licensee hereby accepts from Licensor a worldwide, non-exclusive and non-transferable license for the Licensed .Users (see Section 1 of this Addendum and any subsequent Request Forms for additional Licensed Users) to use the Software in the manner described in this Addendum.

(b) Licensee may not (i) attempt to circumvent any security device or licensing restriction contained in the Software; (ii) assign, loan, rent, lease, sublease, license, sublicense, encumber, mortgage, translate, modify, alter, adapt, decompile, or disassemble the Software or create derivative works based on the Software or otherwise reverse engineer the Software; (iii) make copies of Licensor Documentation except for one copy for each licensed users plus one internal backup copy; or (iv) remove, alter, cover or obfuscate any copyright notice or other proprietary rights notice placed in or on or displayed by the Software and the Documentation, whether in machine language or human readable form. Failure to comply with this Section 2 or using the Software in any manner that is not expressly permitted herein will result in an immediate and automatic termination of Licensee’s license and this Addendum and will make available to Licensor other legal remedies under the law.

(c) Licensee acknowledges that the Software and all Intellectual Property Rights therein are the sole and exclusive property of FAESC and that Licensee has no rights in the foregoing except those expressly granted by this Addendum. To the extent Licensee may have or gain any such rights beyond those specifically granted hereunder through performance under this Addendum, Licensee hereby assigns such rights to FAESC. It is an express condition of this license that title to, ownership of, and all rights and interest in patents, copyrights, and trade secrets in all Software (including permitted copies) shall remain with FAESC and shall not transfer to Licensee or any other partly. Nothing in this Addendum or any subsequent Request Form or purchase order shall constitute a sale or transfer of the Software or any copies of the Software.

3. Pricing and Payment.

(a) Unless otherwise specifically agreed to in a subsequent Request Form and only so long as Licensee’s payments remain current, FAESC shall invoice Licensee the first year’s ASP fees as set forth in Exhibit A upon the Effective Date of this Addendum. If payments are not made when due, as set forth in Exhibit A, FAESC reserves the right to terminate access to the Software, If Licensee violates these payment terms and conditions, FAESC reserves the right to request that all monthly software license fees be prepaid on a quarterly basis. This policy will remain in effect for the remainder of this Addendum. All pricing is based on United States currency only. All non-domestic (i.e. non-U.S.) customers are required to pay either by a bank treasurer’s check payable on a U.S. Bank, bank wire transfer, or by credit card (VISA or MasterCard or American Express).

(b) Licensee is responsible for the payment of any federal state, county, local or governmental taxes, duties, excise taxes, now or hereafter applied on the storage, import, export, licensing or use of the Software including sales tax, value added tax or similar tax, but not including FAESC’s income taxes.

4. CONFIDENTIALITY.

(a) During the negotiations leading up to the execution of this Addendum and during the Term of this Addendum, each party may find it necessary to reveal to the other party Confidential information. Confidential Information will not include information: (i) generally available to the public; (ii) already in the possession of the recipient without restriction; (iii) received from a third party without an obligation of confidentiality; (iv) developed independently by the recipient without reference to the discloser’s Confidential Information; (v) subject of any written consent of the party which supplied such information authorizing disclosure; or (vi) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party shall immediately notify the other party so that it can take steps to prevent its disclosure. The recipient of Confidential Information will not be given any right, title, interest or license in or to any Confidential Information except as provided in this Addendum and will use all reasonable means to protect and maintain the secrecy of such Confidential Information. All Confidential Information will be returned or destroyed upon request or once this Addendum is terminated. Upon request, an officer of a party will certify the return or destruction of the Confidential Information. The recipient of Confidential Information will take all reasonable steps to ensure the compliance of its directors, officers, employees and subcontractors with these confidentiality provisions.

(b) In the event of a breach of this Section 4, the parties agree that the aggrieved party will suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party will be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

5. Warranties.

Licensor warrants that: (i) the Software does not infringe any U.S. patent, trademark, copyright or trade secret held by a third party; (ii) it is not aware of any third part infringing on the rights of Licensor with respect to the Software; (iii) the Software was audited and tested in accordance with Licensor’s internal quality control processes; (iv) the Software was not programmed to contain any virus, worm, trap door, back door, timer, clock, counter or other limiting routine; (v) the Software is fit for its intended use.

(b) EXCEPT AS SPECIFICALLY STATED IN THIS SECTION 5, FAESC EXPRESSLY AND SPECIFICALLY DISCLAIMS AND REJECTS ALL WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

(c) LICENSEE UNDERSTANDS AND AGREES THAT, EXCEPT AS PROVIDED IN SECTION 6, FAESC’S LIABILITY FOR ANY DAMAGES SUFFERED, WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY THEORY, OR OTHERWISE SHALL BE LIMITED TO THE AMOUNT PAID TO FAESC BY LICENSEE IN THE TWENTY-FOUR (24) MONTHS PRECEDING THE EVENT THAT CAUSED SUCH DAMAGE. UNDER NO CIRCUMSTANCES SHALL FAESC OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF THE OTHER PARTY OR ANY OTHER THIRD PARTY, EVEN IF BREACHING PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN PARTICULAR, FAESC SHALL HAVE NO LIABILITY FOR ANY COSTS (INCLUDING ANY RECOVERY COSTS) RELATED TO ANY LOSS, CORRUPTION, OR INACCURACY OF DATA USED IN CONJUNCTION WITH FAESC SOFTWARE OR ANY RELATED PRODUCTS.

(d) Each party hereby warrants and represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state or province in which it was organized and has full power and authority to enter into and consummate the transactions contemplated in this Addendum; and (ii) the execution and performance of this Addendum does not violate the terms of any security agreement, license, or any other contract or written instrument to which it is a party.

6. Indemnification.

(a) Licensee shall indemnify FAESC from all claims, losses, damages and costs (including attorneys’ fees) which may arise from unauthorized or improper use of the Software.

(b) FAESC shall indemnify, and hold Licensee harmless from any claims, demands, liabilities, losses, damages, or judgments awarded by a court of final jurisdiction, or settlements, including all reasonable costs and expenses related thereto (including attorney’s fees), arising, out of the Software’s infringement of any third party’s U.S. copyright, patent or trade secret provided that:

(i)	The unauthorized or improper use of the Software or breach of this Addendum by Licensee is not what gives rise to the Software’s infringement of the third party’s U.S. copyright, patent or trade secret rights;

(ii)	Licensee promptly notifies FAESC in writing of any such claim, suit or proceeding and permits FAESC to control the defense or settlement thereof and reasonably cooperates in the defense or settlement thereof.

(c) FAESC shall have the option, at its expense, to employ counsel reasonably acceptable to Licensee to defend against such claim and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing any obligations upon Licensee may be affected without the prior written consent of Licensee. Licensee shall have the option to be represented by counsel at its own expense.

(d) Licensee shall cooperate fully in such actions, making available books or records reasonably necessary for the defense of such claim. If FAESC refuses to defend or does not make known to Licensee its willingness to defend against such claim within thirty (30) days after it receives notice thereof, then Licensee shall be free to investigate, defend, compromise, settle or otherwise dispose of such claim in its best interest and incur other costs in connection therewith, all at the expense of FAESC.

(e) Should Licensee be permanently enjoined by a court from continued use of the Software because the Software infringes a proprietary right of a third party arising under U.S. law, FAESC will, within 30 days of such injunction and unless notified by Licensee in writing of its intent to terminate the Addendum:

(i) Obtain the appropriate licenses for Licensee and Licensee’s Customers to continue to use the FAESC Software;

(ii) Provide Licensee and Licensee Customers with non-infringing software equivalent to the FAESC Software in terms of functionality and performance.

(iii) Refund to Licensee an amount equal to the user License fee paid under this Addendum for the prior three (3) month period.

(f) FAESC shall have no obligation under this Section 6 with respect to any claim of infringement of a third party’s proprietary rights if such claim is based upon any unauthorized use of the Software or related products made or used by Licensee, or the combination, operation or use of Software with materials not supplied by FAESC, where such infringement would not have occurred without such modification, combination, operation or use.

7. Term and Termination.

Term. Unless terminated earlier as provided for herein, this Addendum and the license(s) granted herein shall continue for thirty-six (36) months from the Effective Date of this Addendum (the “Term”). Licensee shall have the right to renew this license Addendum for one additional term of twelve (12) months.

(a) The license rights granted hereunder may be terminated upon the occurrence of any of the following events, at which time this Addendum and the licenses granted herein may be terminated by Licensor immediately:

(i)	The failure of Licensee to pay any uncontested sum due hereunder within thirty (30) days of the date due.

(ii)	Licensee breaches the terms of any license(s) granted to it by Licensor, uses the Software in any manner that is not authorized pursuant to such license(s) or otherwise violates Section 1 or 2 of this Addendum.

(iii)	Licensee defaults in the performance of any provision of this Addendum and such default is not remedied within (30) days after written notice to Licensee.

(iv)	The failure of Licensee to agree to convert to the “Enterprise” version of the Software upon thirty (30) days written notice.

(b) Either party may terminate this Addendum if other party defaults in the performance of any provision of this Addendum and such default is not remedied prior to the end of the (30) day notice period. Each party shall return all Documentation and Confidential Information and copies thereof upon termination.

(c) Sections 1, 1-A, 2(b) and (c); 4, 5, 6, 7c) and (d) and 8 of this Addendum shall survive its termination.

(d) Following a termination in accordance with the terms of this Addendum, FAESC shall deliver to Licensee a CD-Rom containing the data stored on Licensee’s HMS database. The information shall be in the latest version of the Microsoft SQL Server database form (currently Microsoft SQL Server 2000 as of the Effective Date.)

8. Miscellaneous Provisions.

(a) The headings of the paragraphs of this Addendum are for convenience only and shall not be a part of or affect the meaning or interpretation of this Addendum.

(b) This Addendum incorporates the attached Exhibits A, B, and C and any subsequent Request Forms referencing this Addendum which have been signed by Licensor and Licensee.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed on the date first written above.

First Advantage Enterprise Screening Corporation		LICENSEE: First American Corporation

By:	/s/ Laz Garcia	By:

Name:	Laz Garcia	Name:

Title:	VP Corporate HR	Title:

EXHIBIT A

1. Pricing. The following schedule of fees and services describe the fees due to FAESC from Licensee under this Addendum.

Quarterly ASP Fees:

Quarterly ASP Fee: The initial number of full-time equivalents (FTE’s) for this Addendum shall be as set forth below:

Primary Users	Secondary Users
Unlimited	Unlimited

Total Quarterly ASP Fees (year one):	$71,250
Total Quarterly ASP Fees ((years 2-3):	$76,250

Total Fees:

Total Annual ASP Fees (year one):	$285,000
Total Annual ASP Fees (years 2-3):	$306,000

2. Payments and Terms.

(a)	Initial Payment. FAESC shall invoice Licensee the Total Implementation Services Fees and Total Additional Service Fees set forth in Section 2 above on the Effective Date of this Addendum.

(b)	Quarterly ASP Fees. FAESC shall invoice Licensee the first year’s ASP fees upon the Effective Date of this Addendum. Thereafter, Licensee will be invoiced on the first day of every quarter for the Total Quarterly ASH Fee for the current quarter.

(c)	Payment Terms. All amounts invoiced shall be due and payable thirty (30) days from the date of the invoice.

3. FAESC’s Obligations. During the Term of this Addendum:

(a)

FAESC shall provide Licensee With a HMS database and web page interface linked from Licensee’s own web site to the HMS database. The HMS database and related web page interfaces shall be hosted on FAESC’s servers at its business locations, No part of the Software shall reside on Licensee computers, servers of other storage devices. FACSC shall provide Licensee with usernames and passwords for the Licensed Users. These user names and passwords will enable the Licensed Users to access and use the Software in the configuration licensed hereunder in accordance with the terms and conditions of this Addendum, Licensee shall provide, at its own cost, any and all equipment and software required for the Licensed Users to access the Internet and the Software.

(b)	If Licensee desires to purchase additional services from FAESC, Licensee shall submit to Licensor a written, electronic or facsimile request form signed by an authorized Licensee employee indicating the additional services items.

(c)	FAESC will provide Licensee access to Enhancements and Upgrades of the Software during the Term of this Addendum at no additional charge to Licensee. FAESC shall install any such Enhancements or

EXHIBIT A

Upgrades on its own servers and make such Enhancements and Upgrades available for use by the Licensed Users. The configuration and use of new software Enhancements and Upgrades may require Licensee to purchase additional service hours. Any upgrade resulting in additional service hour expenses to Licensee will be submitted to Licensee in writing for approval prior to such upgrade being made available to Licensee.

(d)	FAESC will provide Licensee the Technical Support Services to assist Licensee in the resolution of problems encountered by the Licensee in the operation of the Software via telephone or electronic mail on Business Days (as defined in Section 1-A), between the hours of 8:00 AM and 8:00 PM Eastern Standard Time. FAESC will use the resources within its reasonable control to provide the Technical Support Services and to verify, diagnose and correct errors and defects in the Software.

(e)	FAESC will provide data backup services to Licensee including transactional data backups every three (3) hours and full system backups every seven (7) calendar days. Data backup services will include Licensee’s database and web server file components and will be stored via hard disk at both the primary data center and a secure offsite backup location. Licensee’s use of the software will not be effected while data backup services are occurring.

(f)	FAESC shall make the Software available for use by Licensee at least ninety nine percent (99%) of the time during any given month outside of the maintenance window hours listen in Section 4 (g), licensee shall be given at least forty eight (48) hours advance notice of any scheduled maintenance on the Software which must occur outside the maintenance window hours. In the event the Software is unavailable to the Licensee due to the error or omission of FAESC for more than one percent (1%) of the time in any given month, Licensee shall receive a refund of an pro rata share of that month’s ASP Fees.

(g)	FACSC will make every effort to maintain its network and server environment and make software maintenance and upgrades available on Sunday mornings between the hours of 4:00am - 6:00am EST (“Maintenance Window Hours”). FAESC reserves the right to have the software off-line for any reason during the Maintenance Window Hours without incurring any unavailable downtime subject to refund as defined in Section 1 (a) above.

EXHIBIT B

Applicant Resume Upload Feature

The HMS System contains a software feature called the “Applicant Resume Upload” feature which, when enabled by FAESC, allows a job applicant working with Licensee’s HMS System to upload a copy of the applicant’s resume and related application documentation directly into the Licensee’s HMS System. This Applicant Upload feature is enabled at the request of the Licensee only. Licensee has requested that FAESC make the Applicant Resume Upload feature available for Licensee’s use in the collection and storage of job applicant documentation generated by or through Licensee’s HMS System.

In accordance with FAESC’s policies regarding such document uploading inside the HMS System, FAESC requires Licensee to acknowledge the risks inherent in the practice of uploading documents into HMS and then into Licensee’s own computer network and to indemnify FAESC against any claims, causes of action, damages, judgments, settlements, and/or costs asserted by a third party or Licensee as a result of viruses or other damage caused by or related to the use of the Applicant Upload feature in the Licensee’s HMS System.

Licensee hereby represents and warrants to FAESC that it shall take and maintain full and sole responsibility for all virus scans and/or other measures necessary for the protection of its network from any documents accessed or downloaded by its users of HMS.

EXHIBIT C

Social Security Number Capture

The HMS System contains a certain database field that can be configured to collect the Social Security Numbers of persons submitting job applications and related information to Licensee through the HMS System. Licensee has requested that FAESC make the Social Security Number database field available for Licensee’s use in the collection and storage of job applicant information generated by or through the HMS System.

FAESC strongly recommends that Licensee implement the use of Secure Socket Layer (“SSL”) encryption for its users that will access personal applicant identification information via the software. In addition, any systems integration processes between HMS and Licensee’s other software systems (i.e./ HRMS / HRIS / Payroll systems), should incorporate the use of SSL in the data transmission(s) between these systems, when personal applicant identification information is included in such transmission(s).

In accordance with FAESC’s policies regarding collection and storage of sensitive personal identification information such as Social Security Numbers, FAESC requires Licensee to acknowledge the risks inherent in the collection of such personal identification information and to indemnify FAESC against any claims, causes of action, damages, judgments, settlements, and/or costs asserted by a third party or Licensee as a result of Licensee’s collection and/or use of the applicants’ Social Security Numbers through use of the HMS System.

Licensee hereby represents and warrants to FAESC that it shall comply with all applicable laws, regulations, statutes and ordinances governing the collection and/or use of job applicants’ personal identification information, including Social Security Numbers, collected and used through the HMS system.

Statement of Work

The First American Corporation

Hiring Management Systems Implementation

January 11, 2008

Primary Contact:	Todd Richman, Director of Client Services

Email:	todd.richman@fadv.com

Phone:	1-207-774-1411 x423

Fax:	1-866-560-9715

Copyright © 2005 First Advantage Corporation.

March, 2007

Worldwide Headquarters:

First Advantage Hiring

Management Systems

129 Middle Street

Portland, Maine 04101

phone: 207-774-1411

fax: 207-774-1418

Visit us on the web at www.fadv.com/HMS or contact us at hmsinfo@fadv.com.

Contents

Contents

Introduction	3
Background	3

First Advantage Approach	3
Project Process	3
Estimated Project Schedule	3

Effort, Fees and Staffing	3
First Advantage Resources	3
Project Requirements Scope	3
Cost	3
Project Assumptions	3
Change Control	3
Payment Terms	3

Agreements	3
Services Agreement	3
Signatures	3

Appendix	3
Change Control Form	3

First Advantage Hiring Management Systems	iii

Introduction

Introduction

Background

This Statement of Work document (“SOW”) details a work plan and defines the scope for a First Advantage Enterprise Screening Corporation (“FAESC”) software implementation project for The First American Corporation (“First American”). This document will outline the steps required to manage the implementation process and the scope of core services included in the FAESC implementation. All professional services provided under this SOW are subject to the terms and conditions set forth in the FAESC Professional Services Agreement (the “Agreement”) signed by First American.

At such time as the Agreement is executed and this SOW is finalized, FAESC will commence its efforts to implement the Hiring Management Systems (“HMS”) Applicant Tracking System (ATS) solution for First American.

First Advantage Hiring Management Systems	1

First Advantage Approach

First Advantage Approach

The FAESC Professional Services team provides a consultative approach to organizations looking to optimize recruiting and onboarding processes through best-of-breed applicant tracking software. FAESC follows a repeatable, comprehensive methodology to manage the implementation process. A successful engagement is one in which each step is clearly identified, each objective clearly defined, and all issues and resolutions are clearly communicated. The actions handled in a collaborative effort between the FAESC team and First American’s team are focused to deliver a solution on time, within budget, and with achieved expectations.

Project Process

FAESC shall execute its implementation methodology to meet the goals of First American in driving toward an initial launch of FAESC. The FAESC implementation methodology provides a structured framework for all implementations. Our methodology is an efficient implementation process balancing quality with speed-to-value. This process is the result of extensive experience and provides our clients with a powerful approach for success in their recruitment automation initiatives. Each step in our process has been designed to address the key issues in building comprehensive, repeatable models to provide our clients consistent, reliable results in rapid timeframes. The following graphic provides an overview of the stages in the process.

First Advantage Hiring Management Systems	2

First Advantage Approach

The following is an outline of typical activities that make up a FAESC implementation:

Typical Implementation Process

Task Description & Deliverables

1.	Introductory Kick-Off Call—FAESC leads a project introduction conference call with the First American core project team. This call will encompass identifying roles and responsibilities for the project team, review the scope of the project and high-level project roadmap, discussing project tasks and timing of these activities, and introduction of project control documents as well as other documents to manage the implementation process. An agenda will be provided prior to the call.

2.	Project Plan—Working with the First American Project Lead, the FAESC Implementation Manager will develop a draft project plan and timeline detailing all of the activities required to successfully implement the solution. As part of the project plan, weekly status meetings will be scheduled and weekly status reports will be provided by the FAESC Implementation Manager.

3.	Information Exchange—FAESC will provide First American electronically with various documents used to manage and facilitate the implementation (Workflow Questionnaire, New Client Handbook). In return, First American may provide FAESC with any existing documentation to help describe its recruiting workflow, procedures, business needs, etc.

4.	Configuration Setup Documents—FAESC electronically provides these critical documents (Implementation Prep Checklist, Configuration Workbook) to guide the system configurations. It also outlines some of the preparation work that should be completed by First American prior to the onsite configuration meeting. The completion of this preparation work will allow for ‘discovery’ prior to the actual start of configuration.

5.	Onsite Configuration Meeting—Upon providing a detailed agenda, the FAESC and First American project teams attend the onsite session at the First American location to walkthrough the system and map business processes to system configuration requirements. This meeting serves as the configuration requirements baseline meeting to begin setting up the system to support the implementation and eventual product launch.

6.	HRIS Integration, Data Conversion, and/or Other Interface Specifications—Using the FAESC Interface Mapping document, the FAESC project team and the First American project team define and document the integration and/or conversion requirements which include: data transfer methods, security options, data file types, naming conventions, frequency of transfers, foundation data loads, updates, mappings, sample data files, and test data loads.

7.	Configuration Requirements Signoff—Upon finalization and agreement of the configuration requirements between FAESC and First American, the FAESC Implementation Manager will begin the setup of the system configuration requirements. This step will also include the initiation of any technical setup specifications for interfaces/data migrations.

8.	Configuration Setup—FAESC conducts the setup of the system configuration and involves First American at the appropriate points as needed to assist with the setup. First American is also responsible for system configurations as outlined in the Project Requirements Scope section below.

9.	Setup of HRIS Integration, Data Conversion, and/or Other Interface—FAESC technical team develops, tests, and runs the scripts to accept and load data. First American technical project team develops scripts to extract data to pass to FAESC. FAESC technical project team loads data, troubleshoots, and re-run data loads until data is approved. Conversely, for any applicable outbound feeds from FAESC, FAESC develops scripts to extract data to pass to First American, who in turn loads data, troubleshoots, and re-run data loads until data is approved.

First Advantage Hiring Management Systems	3

First Advantage Approach

10.	Site Administrator Training—The FAESC Implementation Manager will provide training to the First American identified Site Administrator(s) so that First American can participate in system configuration.

11.	Quality Assurance Testing—FAESC will complete system testing on configurations related to recruiting workflow and applicable HRIS or other interface points.

12.	Configuration & Interface (Integration and/or Data Conversion) Validation—First American project team will complete a validation of system configurations after FAESC completes its thorough system testing.

13.	Instructor-Led Training—FAESC will conduct the specified training program as outlined in the Project Requirements Scope section below. Typically the First American Project Manager (or super-user) also attends these sessions to answer business process specific questions. FAESC will provide First American with standard User Guides. These deliverables serve as training manuals to accompany the onsite training for the HR Users (and Site Administrators) as well as distribution for managers; the user guides are Standard non-customized documents.

14.	System Delivery—After completing testing and training, FAESC performs a full migration of the system (code, database, configurations) to the First American Production site. Upon completion, your FAESC Implementation Manager will provide supporting data regarding HMS system delivery. Information is provided to outline access to the production site and various cutover activities required by both FAESC and First American in preparation of the system go-live.

15.	Final Production System Walkthrough—After system delivery, a final system walkthrough with the project team should be performed and any final clean-up items noted for your FAESC Implementation Manager.

16.	Go-Live—FAESC will be on-call to support the First American launching of FAESC. Working with the First American team, any interfaces and/or final data conversions (if applicable) will be run. At this time, FAESC will transition the day-to-day First American activities from the Implementation Manager to the Client Support team.

17.	Project Completion Activities—This checkpoint includes various tasks to close out the implementation related tasks. FAESC will provide a final status update to highlight any unresolved issues or items that need to be added to a project roadmap. Additionally, FAESC will send an online Implementation Feedback Survey’ to the First American project team requesting feedback on various aspects of the implementation process.

Estimated Project Schedule

FAESC expects to assign an Implementation Manager resource to the First American project within approximately one week from the signature of the Agreement and SOW and receipt of any payments due pursuant to the terms of the Agreement and/or SOW. First American resource availability permitting, we anticipate completing this implementation within approximately 75-90 calendar days from the Onsite Configuration Meeting.

First Advantage Hiring Management Systems	4

Effort, Fees, and Staffing

Effort, Fees and Staffing

First Advantage Resources

When staffing implementations, FAESC follows specific guidelines in staffing the appropriate, skill-sets and people to the project. This ensures that the project is supported with the appropriate resources throughout the lifecycle of the project. The staffing plan for this engagement includes the following roles:

•

Manager of Professional Services: The Manager of Professional Services will have overall responsibility for the project from a FAESC perspective. The Manager will provide guidance and assistance to the project team as needed and will serve as the liaison to other internal FAESC teams.

•

Implementation Manager: The Implementation Manager will serve as the project manager with day-to-day responsibility for the project from a FAESC perspective. An experienced professional in the recruitment technology implementation field, the Implementation Manager is dedicated to ensuring that configuration requirements and deadlines are met. During the implementation, the Implementation Manager is the central point-of-contact and has the ultimate responsibility for ensuring a successful project. The Implementation Manager also serves to offer advice and direction on configuration requirements and other information that will help your organization best utilize FAESC. Thus, the Implementation Manager will support and contribute to all aspects of the project and provide technical and business value quality assurance. As the project manager, the Implementation Manager is also responsible for managing the change control process and is the first point of contact for any issue resolution.

•

Support Specialist: The Support Specialist is part of the FAESC Client Support team and will be the First American main point of contact during the support phase after the initial launch. Although the majority of the responsibilities occur after the go-live date, this resource may be introduced early in the project lifecycle to understand the First American business processes, help understand the candidate application workflow, and to ensure that once live there is a seamless transition from implementation to ongoing support.

•

Software Engineer: A Software Engineer will be assigned from our Technology team. This role will serve to support the First American technical and HRIS team and FAESC engineering team with items such as HRIS interfaces, other 3rd party interfaces, data migrations, etc. The Software Engineer will ensure that interfaces to other systems and processes are accurately and efficiently reflected in FAESC.

•	Trainer: The Trainer works with the Implementation Manager and First American to develop and deliver user training.

First Advantage Hiring Management Systems	5

Effort, Fees and Staffing

Project Requirements Scope

This section outlines the scope of the project for FAESC.

IMPLEMENTATION REQUIREMENTS

The scope of the project includes the FAESC Enterprise Edition applicant tracking system which includes Onboarding, hosted by FAESC at its data center facility. The number of users for this project includes approximately 30 recruiters and 3000 hiring managers. The functional scope includes the delivery of FAESC-owned tasks and deliverables (outlined in the Project Requirements Scope section) as well as the following:

•	Setup of the First Advantage Job board aggregator integration (PostMaster)

•	Setup of the First Advantage Background integration (ScreenDirect)

•	Onboarding module turned on

•	3 6-hour sessions (18 hours total) HR user training

HR User Training Workshop – This service is a 6 hour, instructor-led workshop to train HR users (i.e. recruiters) on the system functionality. Each session can accommodate between 15-20 participants at a time. FAESC recommends hands-on computer training. FAESC proposes one onsite session in Dallas, one onsite session in Santa Ana, and one web-based session to accommodate those users unable to attend one of the onsite sessions.

•	1 6-hour session of Site Administrator training

Site Administrator Training Workshop – This service is a 6 hour instructor-led workshop to train the designated First American Site Administrator(s). FAESC recommends hands-on computer training for these 2-3 client designated roles. This training can be conducted via webinar or onsite.

•	1-day (8 hours) Train the Trainer

Train the Trainer Training Workshop – This service is a 1-day (8 hour), instructor-led training workshop conducted onsite to train the designated First American Trainers on delivery of HR and Manager User Training. Participants must have already taken part in the HR User Training Workshop. This training will occur at a designated First American location.

CONFIGURATION REQUIREMENTS

The following chart indicates the configurable features and functions of the HMS system included in the scope of the implementation. Additionally, the chart delineates the configuration settings for which the First American Site Administrator is responsible versus the configuration settings for which the First Advantage Implementation Manager is responsible during the implementation.

First Advantage Hiring Management Systems	6

Effort, Fees and Staffing

Responsibility
Configuration Functions/ Modules Included in Scope	Complexity	FAESC	Client
Agencies	Low		X
Candidate/Application Sources	Low		X
Candidate/Application Statuses	Low		X
Contacts* & Contact Types	Low		X
Expense Categories	Low		X
Interview Types	Low		X
Job Families*	Low		X
Locations*	Low		X
Offer Statuses	Low		X
Pay Grades*	Low		X
Position Levels	Low		X
Skills & Skill Types	Low		X
Work Hours	Low		X
Approval Templates	Medium		X
Correspondence Templates	Medium		X
HR & Job Titles*	Medium		X
Onboarding – Users, Correspondence Templates, Attachments, Forms, Email Alerts, Tasks	Medium		X
Organizations*	Medium		X
Pre-Screening Questionnaires	Medium		X
Requisition Templates*	Medium		X
Users & Roles	Medium		X
Candidate Search Agents	Low	X
Candidate to Requisition Auto-Matching	Low	X
Interview Scheduling & Tracking	Low	X
Job Board Apply & Re-Apply	Low	X
Job Board Search & Lists	Low	X
Job Board SmartMatch Job Agent	Low	X
Offer Approvals	Low	X
Onboarding Setup (does not include Forms)	Low	X
Requisition Approvals & Posting Workflow	Low	X
1 Branded External Job Board (Career Site)	Medium	X
1 Branded Agency Portal (same as External Job Board)	Medium	X
1 Branded Internal Job Board (Employee Career Site) includes Employee Referral Functionality	Medium	X
Automated Correspondence (Up to 10)	Medium	X
Hire Candidate Wizard (Up to 7 Steps/Pages)	Medium	X
HR User (Recruiter) View	Medium	X
Manager View	Medium	X

1 Online Employment Application (to mimic a typical 4 page application with Education, Employment, Professional Licenses, References)	High	X
Requisition Wizard (Up to 6 Steps/Pages)	High	X

*	If an automated feed or data load is used, this configuration may not require manual entry.

First Advantage Hiring Management Systems	7

Effort, Fees and Staffing

The following table indicates the approximate level of effort to configure various components (features/functions) of the HMS system as listed in the above table.

Complexity	Definition	Approx. Hours (Per Unit*)
Low	Requires minimal effort to configure or setup, mostly data entry.	~ <0.25 Hours

Medium	Requires some effort to configure/setup because the data entry may be linked to another system function, there are multiple components for each function, or technical assistance is required.	~ 0.5-2 Hours

High	Requires complex configuration because one function may be tied to multiple system components which require technical assistance to develop business logic.	~ 8+ Hours

*	Per Unit = Measured on a per entry basis for said system configuration

Examples:

Create one Pay Grade = <0.25 hours (Low)

Create one Pre-screening Questionnaire = ~2 hours (Medium)

Create one Branded External Job Board = ~4 hours (High)

ADDITIONAL REQUIREMENTS

In addition to the aforementioned implementation process and site configuration requirements, the scope of this Implementation will include the items below. Note: If an integration or data migration is not explicitly listed then it is not included in the scope of this SOW.

Bi-directional Ultipro HRIS Integration

•

Requirements gathering, solution configuration, setup, testing, and installation of a bi-directional HRIS integration. This integration will be file-based using an XML, delimited flat file, or Microsoft Excel file that is sent to and/or retrieved from HTTPS on a scheduled basis for both the foundation and new hire data feed. If a real-time solution is required, this integration can utilize web services using SOAP with an XML file (HR-XML for inbound files only). The foundation data feed typically consists of job data (such as title, description, job code, etc.) and organizational data (users, contacts, divisions, departments, locations, etc.) while the new hire feed typically consists of applicant contact data, demographic data, and information about the job for which the applicant was hired.

HRIS Assumptions

The scope and fees for the bi-directional HRIS integration assumes:

•	A requirement that all input files will contain one unique identifier which is common to both systems (HMS and First American).

•	Require each integration feed to have a separate input file. This means the same input file cannot be shared for two or more integrations.

•	Each input file contains only mapped columns.

•	The process includes full file replacement.

•	Our fees do not include data massaging and clean-up.

First Advantage Hiring Management Systems	8

Effort, Fees and Staffing

One-Time Brassring Applicant Data Conversion

•

Requirements gathering/data mapping, solution configuration, setup, testing, and installation of a one-time conversion of active candidates to include basic candidate information (ex. name, address, phone number), resumes, open requisitions, and applicant history to be imported into the HMS database from a single First American data source. This data conversion may include the following data sets: Hiring Managers, Jobs/Requisitions, Candidates, Applications (candidates attached to individual jobs/requisitions), and Candidate History.

Applicant Data Conversion Assumptions

The scope and fees for the resume conversion assumes:

•	FAESC is not responsible for data cleanup.

•	Resume attachments not inclusive of conversion, only fielded database field containing resume text blob.

•

FAESC will make all reasonable efforts to map and convert relevant recruiting data from 3rd party systems. However, not all data elements may be included in the conversion if there is no related or useful field to map to within HMS.

Cost

FAESC will staff this effort with an Implementation Manager to serve as the project lead/project manager in addition to part time resources as needed. The Services fees related to the delivery of the implementation described herein will be billed on a Fixed Bid basis.

Implementation – fixed bid cost of $89,500

Bi-directional HRIS Integration – fixed bid cost of $12,500

Applicant Data Conversion – fixed bid cost of $17,500

FAESC will staff this effort with the appropriate Trainer to lead and manage the FAESC training. The training services for this implementation total the following fixed bid amount which includes delivery of the training and access to the available online, printable and web-based curriculum:

Training

•	HR user training (18 hours) = $4,050

•	Site Administrator training (6 hours) = $1,350

•	Train the Trainer training (8 hours) = $1,800

Total – Fixed Bid Cost of $126,700

First Advantage Hiring Management Systems	9

Effort, Fees and Staffing

The table below outlines the breakdown of activity types present in an implementation of this kind;

Project High-Level Tasks	Breakdown
1. Collaborate & Project Management Phases - Project Planning, Definition and Management	30%
2. Configure Phase - Solution Configuration Requirements & Setup	45%
3. Validate Phase - QA and Validation of Configuration Setup	15%
4. Deliver Phase - Training and Transition Management (instructor-led training + knowledge transfer/ go live support)	10%
TOTAL	100%

Commencement of the project defined by this SOW shall begin upon written approval of this SOW by both First American and FAESC, execution of the Agreement and receipt of any fees due hereunder.

First American will be responsible for all reasonable and customary expenses directly related to the delivery of the consulting days, including (but not limited to) telephone & communications, pre-approved travel including airfare, transportation, automobile mileage, car rental, tolls, parking, lodging, and food. This will include .an estimated 3-5 onsite travel visits.

Project Assumptions

The schedule, scope, and fees for project completion incorporate the following assumptions:

•	FAESC will identify and staff the appropriate resources for this effort within 1 week after the Agreement is signed and payment is received.

•	The rates and scope in this SOW are valid for 90 days from the date on the cover of this document. Upon expiration, an updated SOW will be provided with any applicable changes.

•

First American will assign a Client project leader who will be the key contact person to facilitate communication with the FAESC Implementation Manager, have the authority to resolve First American open issues quickly and be the key contact person for First American personnel required to design, review, and test the site during the implementation. This individual will also coordinate the deployment of First American resources to support the project as needed.

•

First American will respond in a timely manner to requests by FAESC regarding information requests and reviews of documents for feedback or sign-off. Project tasks that: are First American’s responsibility may impact delivery of FAESC deliverables if not delivered within the scheduled timeframes. All project tasks (FAESC’s and First American’s) will be tracked by the FAESC Implementation Manager.

•

Third-party vendors will work as responsively as First American in providing required feedback and information and resolving issues in order for FAESC to meet its scheduled milestones and deadlines. As set forth in the Agreement, FAESC is not responsible for project delays caused by third-party vendors’ delays.

•	The project team working language will be U.S. English and all documentation/materials will be provided in U.S. English.

First Advantage Hiring Management Systems	10

Effort, Fees and Staffing

•

First American uses Internet Explorer 6.0+, Netscape 7.0+, or FireFox 1.0 internally; no requirements for Macintosh (Safari or Internet Explorer) or AOL or other browsers for First American system users.

•	No more than 10 calendar days should expire between conducting the Introductory Kick-Off Call and Onsite Configuration Meeting.

•	Additional user training can be requested from FAESC at a charge of $225 per hour of training for webinar instruction or in-person delivery (exclusive of incidental travel expenses).

•

First American is responsible for configuring the system to create forms to gather the any data elements associated with Onboarding forms (e.g. new hire paperwork to be completed). If First American requires that any data elements collected in these online forms need to be exported to generate printable PDFs, then First American will seek an additional SOW (future—date TBD). This process will require a scoping call to determine future Onboarding requirements and will occur after the initial system delivery and go-live.

•	First American will provide both sample and full test files for any inclusive interfaces or data conversions during the configuration setup dates outlined in the project plan.

•

For any integrations or data conversions included in the scope of this effort, FAESC will conduct 3 test loads of data files/feeds to verify data format and transport as outlined in the project requirements.

•	For any integrations of data conversions included in the scope of this effort, FAESC will conduct 1 final production load of data files/feeds.

•

For any integrations or data conversions included in the scope of this effort, data from First American will be 95% certified and accurate (per project specifications) on the first conversion test file; data will be 100% certified and clean on the second conversion test file; data will be 100% certified and clean on the third conversion test file; data will be 100% certified and dean on the production conversion file.

•	No data segmentation requirements requested by First American; system will utilize core user and permission-based roles configurable by First American.

•	Any changes and/or modifications to these project assumptions are not included in our fees.

FAESC and First American will provide adequate and timely support to resolve all issues which are critical to the success of this project.

Change Control

FAESC will initiate change control procedures when deviations to the Project Scope (defined herein) are necessary and/or changes to the Agreement or this SOW are required. Changes will be managed using a change control form to assess any requests for necessity and impact on cost, project timeline or functionality. The process will entail:

1) The First American requestor will complete the change control form (see Appendix).

2) The First American and FAESC Implementation Manager will consult with the appropriate resources to approve or reject the change, and to consider the implications on project cost, timeline and functionality.

•	The change control form will be logged in a change control log.

•	The impact of the proposed change investigated.

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Effort, Fees and Staffing

•	The impact of not performing the change evaluated.

•	A response to the proposed change prepared.

•	Parties will reach agreement whether the change should be performed and obtain authorization sign-off of the change control form.

3) If the change is not approved:

•	The FAESC Implementation Manager and First American Project Lead will discuss and document the issue.

•	The proposed change will be re-examined if requested or withdrawn if it is agreed to be non-essential. In the latter case, the reasons will be documented on the change control form.

4) If the change is approved:

•	A purchase order will be created by the First American Project Lead.

•	Work will begin after the change control form and a corresponding work order have been signed.

•	The FAESC Implementation Manager and First American Project Lead will amend, project plans to reflect accepted changes.

•	Progress on the change controls will be reported at progress meetings.

•	The change control log will be updated with completion dates as occurred.

Note: Depending on the complexity of the change in scope, a new or amended SOW may be necessary in place of the aforementioned change control procedure.

Payment Terms

FAESC shall invoice First American for 50% of the fixed bid cost listed in the Cost section under this SOW, due upon signature of SOW by First American and the remaining 50% upon System Delivery.

Additionally, FAESC shall invoice First American monthly for expenses as incurred in connection with services rendered under this SOW in accordance with the Agreement. Payments shall be due upon receipt of invoice.

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Agreements

Agreements

Services Agreement

This SOW, in conjunction with the FAESC Master Services Agreement and HMS Service Addendum, represents a contract for services rendered to First American. The pricing in this SOW is valid through March 26, 2008.

Signatures

By signing this document, First American agrees with the terms and conditions of the work to be performed during this effort.

By	/s/ Laz Garcia	By	/s/ Todd Richman
	(signature)		(signature)

	Laz Garcia		Todd Richman
	(print name)		(print name)

	VP Corporate HR		Director of Client Services
	(title)		(title)

	First American		First Advantage Enterprise Screening Corporation
	(company)		(company)

Date	1/11/07	Date

Please fax the signed document to 1-866-560-9725.

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Appendix

Appendix

Change Control Form

The following is a Change Control Form template;

SOW Change Control Form

Change Control Date:		Change Control No:

Customer Name:		Customer Code:

SOW Ref./Date:

Requested By:		Priority (H/M/L)

Change Control Title:

Details of Change:

Cost Summary:	Brief Description	Cost $

Reason for Change:

Resources Impact:

Timeline Impact:

This Change Control Form is accepted as a permanent modification to the contract for the Statement of Work agreement dated above

Approved on behalf of First American	Approved on behalf of FAESC

Name:	Name:

Position:	Position:

Dated:	Dated:

Signed:	Signed:

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